Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Shell Company Report on Form 20-F (the “Form 20-F”) filed with the Securities and Exchange Commission (the “SEC”.)

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of JVSPAC and Hotel101 Global, adjusted to give effect to the Business Combination and related transactions.

HBNB and Merger Subs were incorporated for the sole purpose of effectuating the Transactions. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

Therefore, the following unaudited pro forma condensed combined statement of financial position as of December 31, 2024 combines the historical audited consolidated statement of financial position of Hotel101 Global as of December 31, 2024 and the historical audited balance sheet of JVSPAC as of December 31, 2024, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2024.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2024 includes the historical audited statement of profit or loss of Hotel101 Global for the year ended December 31, 2024 and the historical audited statement of operations of JVSPAC for the year ended December 31, 2024 on a pro forma basis as if the Business Combination had occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2024, has been derived from:

●	the historical audited financial statements of JVSPAC as of December 31, 2024, and the related notes, which are incorporated by reference;

●	the historical audited consolidated financial statements of Hotel101 Global as of December 31, 2024, and the related notes, which are incorporated by reference.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2024, has been derived from:

●	the historical audited financial statements of JVSPAC for the year ended December 31, 2024, and the related notes, which are incorporated by reference;

●	the historical audited consolidated financial statements of Hotel101 Global for the year ended December 31, 2024, and the related notes, which are incorporated by reference.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Hotel101 Global and JVSPAC have elected not to present any estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Hotel101 Global and JVSPAC, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hotel101 Global,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of JVSPAC” and other financial information incorporated by reference.

Description of the Transactions

Business Combination

On April 8, 2024, JVSPAC entered into the Merger Agreement with Hotel101 Global, HOA, DoubleDragon, DDPC, Hotel101 Worldwide, HBNB, Merger Sub 1 and Merger Sub 2. On September 3, 2024, JVSPAC, Hotel101 Global, HOA, DoubleDragon, DDPC, Hotel101 Worldwide, HBNB, Merger Sub 1 and Merger Sub 2 entered into the First Amendment to the Merger Agreement. The Business Combination was closed on June 30, 2025 (the “Closing Date”).

Restructuring

Prior to the Company Amalgamation and the SPAC Merger and pursuant to the terms of the Merger Agreement, DoubleDragon, DDPC and Hotel101 Global engaged in the following Restructuring:

Share Transfer

DoubleDragon transferred 216,000 common shares of HOA, representing 40% of the share capital of HOA to Hotel101 Global in exchange for 1,987,239 Hotel101 Global shares pursuant to a Share Purchase Agreement. As consideration for the Share Transfer, Hotel101 Global issued to DoubleDragon the Transfer Payment Shares on the Closing Date. Hotel101 Global has not met the requirements for control as summarized within IFRS 10, and therefore should not consolidate HOA. The investment is accounted for using the equity method under IAS 28 in the pro forma financial statements.

Property Transfer

DDPC transferred to Hotel101 Global leasehold right over certain real estate-related properties free and clear of any encumbrances in exchange for the issuance of ordinary shares in the capital of Hotel101 Global to DDPC. The properties acquired are recognized at fair value and depreciated in 64 years using straight-line method in the pro forma financial statements.

Company Amalgamation and SPAC Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with applicable laws, as part of the transactions contemplated by the Merger Agreement and the Additional Agreements, after the Restructuring and on the Closing Date, (a) Hotel101 Global and Merger Sub 1 amalgamated, with Hotel101 Global being the surviving entity and becoming a wholly-owned subsidiary of HBNB, and (b) Merger Sub 2 merged with and into JVSPAC, with JVSPAC being the surviving entity and becoming a wholly-owned subsidiary of HBNB.

At the effective time of the Company Amalgamation, the board of directors of Hotel101 Global were appointed by HBNB. At the effective time of the SPAC Merger, the board of directors of JVSPAC were appointed by DoubleDragon.

HBNB and Merger Subs were incorporated for the sole purpose of effectuating the merger. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the aggregate consideration is $2,300,000,000 in newly issued ordinary shares of HBNB at a price of $10.00 per share (the “Consideration Shares”) consisting of (i) 195,500,000 HBNB Ordinary Shares paid to DDPC, Hotel101 Worldwide and DoubleDragon and (ii) 34,500,000 HBNB Ordinary Shares issued to certain key executives and other employees (“Key Executives”) of HBNB and DoubleDragon (the “Key Executive Shares”). The Key Executive Shares were held or subscribed immediately prior to the SPAC Merger Effective Time by the Key Executives, namely Mr. Sia, Dr. Tan Caktiong, Ferdinand J. Sia, Rizza Marie S. Javelona, Marriana Henares Yulo, Rodolfo Ma. Allena Ponferrada, Jacy Ryan Tan Chua, Earl Ericson King Tanmantiong, Ng Kwang Hong Dennis, Catherine Ying Sau Chan and other persons determined by the board of directors of DoubleDragon in its sole discretion. 34,499,200 Key Executive Shares are subject to either (i) a vesting period starting on the 18th month up to the 66th month from the closing or (ii) lock-up restrictions based on the same schedule. These Key Executive Shares may be cancelled or repurchased by HBNB if a Key Executive leaves HBNB prior to expiry of the vesting or lock-up period. In addition to the foregoing, HBNB also issued 600,000 HBNB Ordinary Shares to Merdeka.

If HBNB’s reported consolidated revenue for fiscal year 2025, as set forth in its annual audited consolidated financial statements, is at least $113.25 million, then HBNB, at its option, may issue in the aggregate up to an additional 500,000 ordinary shares as a bonus to the directors, executives, managers, advisors and employees of HBNB, its subsidiaries and/or parent companies, as determined at the relevant time. Parties agree that fifty percent (50%) of the Earnout Shares will not be subject to any lock-up arrangement, and the remaining fifty percent (50%) of the Earnout Shares shall be subject to a lock-up period of six months from the date of issuance. The Earnout Shares are representative of share-based payment transaction within the scope of IFRS 2. The Earnout Shares will be equity classified and measured at the market price of the entity’s shares at the grant date. The cost of services received in exchange for the Earnout Shares will be recognized during the vesting period based on the best available estimate of the number of Earnout Shares expected to vest, which will be revised in each reporting period that subsequent information indicates that a change is required. At this point of time, the revenue target is not expected to be met, and thus no expense is recognized in the pro forma financial statements.

Treatment of Hotel101 Securities

At the effective time of the Company Amalgamation, each Hotel101 Global share issued and outstanding immediately prior to the Company Amalgamation Effective Time were automatically cancelled in exchange for the right to receive, without interest, 195,500,000 HBNB Ordinary Shares issued on the Closing Date. All of the Hotel101 Global shares converted into the right to receive consideration pursuant to the Merger Agreement were no longer outstanding and ceased to exist, and each holder of Hotel101 Global shares thereafter ceased to have any rights with respect to such securities, except the right to receive the applicable consideration pursuant to the Merger Agreement.

Treatment of JVSPAC Securities

Immediately prior to the effective time of the SPAC Merger (but immediately subsequent to the Company Amalgamation Effective Time, each JVSPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time separated into one JVSPAC Class A Ordinary Share and one JVSPAC Right, with every four JVSPAC Rights converting into one JVSPAC Class A Ordinary Share. At the SPAC Merger Effective Time, every JVSPAC Ordinary Share issued and outstanding (other than dissenting shares) immediately prior to the SPAC Merger Effective Time (but immediately subsequent to the conversion of the SPAC Rights) (other than JVSPAC Dissenting Shares) were automatically cancelled and ceased to exist in exchange for the right to receive one HBNB Ordinary Share.

Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, JVSPAC was treated as the “acquired” company for financial reporting purposes, and Hotel101 Global was the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Hotel101 Global’s then-current shareholders holds a majority of the voting power of the combined company post Business Combination;

●	Hotel101 Global’s operations substantially comprise the ongoing operations of the combined company;

●	Hotel101 Global is the larger entity in terms of substantive operations and employee base; and

●	Hotel101 Global’s senior management comprises the senior management of the combined company.

Another determining factor was that JVSPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination was accounted for as a capital reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of JVSPAC were stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to JVSPAC over the fair value of JVSPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and was expensed as incurred.

Ownership

The following table sets out share ownership of HBNB following the consummation of the Business Combination:

	Shares	%
DDPC, Hotel101 Worldwide and DoubleDragon	195,510,000	83.5%
Key Executives (through Key Executive Shares)	34,500,000	14.7%
Public Shareholders(1)	1,546,148	0.7%
Initial Shareholders(2)	1,737,500	0.7%
Maxim	258,750	0.1%
Merdeka	600,000	0.3%
Total	234,152,398	100.0%

(1)	Includes 1,437,500 shares issued upon consummation of the Business Combination upon conversion of the Public Rights outstanding.

(2)	Includes 60,000 shares issued upon consummation of the Business Combination upon conversion of the Private Rights outstanding.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2024 and the unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2024 are based on (i) the audited consolidated financial statements of Hotel101 Global for the year ended December 31, 2024, and (ii) the audited financial statements of JVSPAC for the year ended December 31, 2024. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2024(1)
(In USD and in thousands)

	Hotel101 Global (IFRS)	JVSPAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets
Other assets	$189	$—	$—	$—		$189
Property and equipment	6,821	—	—	—		6,821
Deferred tax assets	38	—	—	—		38
Investment in associate	—	—	—	14,544	F	14,544
Investments held in Trust Account	—	60,270	—	1,150	A	—
				(61,469)	B
				1,232	C
				(1,183)	D
Non-current assets	7,048	60,270	—	(45,726)		21,592
Development properties	61,544	—	—	—		61,544
Other receivables	581	—	—	—		581
Prepayments and other assets	2,501	54	—	800	E	3,355
Cash and cash equivalents	15,043	809	—	(1,150)	A	9,503
				1,183	D
				(6,382)	E
Current assets	79,669	863	—	(5,549)		74,983
Total assets	$86,717	$61,133	$—	$(51,275)		$96,575

Commitments and contingencies
JVSPAC Class A ordinary shares subject to possible redemption	$—	$60,087	$(60,087)	$—		$—

EQUITY
JVSPAC Preference shares, no par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—	—		—
JVSPAC Class A ordinary shares, no par value; 100,000,000 shares authorized; 498,750 shares issued and outstanding (excluding 5,750,000 shares subject to possible redemption)	—	—	—	—	K	—
				—	L

JVSPAC Class B ordinary shares, no par value; 10,000,000 shares authorized; 1,437,500 shares issued and outstanding	—	25	—	(25)	L	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION — (Continued)
AS OF DECEMBER 31, 2024(1)
(In USD and in thousands)

	Hotel101 Global (IFRS)	JVSPAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
Hotel101 Global share capital	10,416	—	—	14,544	F	—
				(24,960)	G
HBNB Class A ordinary shares, $0.0001 par value	—	—	—	20	G	23
				3	H
				—	I
				—	L
				—	M
Additional paid-in capital	—	—	—	(3,843)	E	36,172
				24,940	G
				(3)	H
				2,184	I
				(3,693)	J
				1,000	K
				25	L
				—	M
				15,562	N

Retained earnings (accumulated losses)	(8,833)	573	—	(1,150)	A	(24,395)
				(932)	E
				(2,184)	I
				3,693	J
				(15,562)	N
Foreign currency translation reserve	(166)	—	—	—		(166)
Total Equity	1,417	598	—	9,619		11,634

LIABILITIES
Non-current liabilities
JVSPAC Class A ordinary shares subject to possible redemption	—	—	60,087	1,150	A	—
				(61,469)	B
				1,232	C
				(1,000)	K
Lease liabilities	684	—	—	—		684
Non-current liabilities	684	—	60,087	(60,087)		684
Accounts payable and accrued expenses	—	92	(92)	—		—
Accrued offering costs	—	70	(70)	—		—
Promissory note – related party	—	286	—	—		286
Lease liabilities	415	—	—	—		415
Other payables	84,201	—	162	(807)	E	83,556
Current liabilities	84,616	448	—	(807)		84,257
Total liabilities	85,300	448	60,087	(60,894)		84,941
Total equity and liabilities	$86,717	$61,133	$—	$(51,275)		$96,575

(1)	The unaudited pro forma condensed combined statement of financial position as of December 31, 2024 combines the historical audited consolidated statement of financial position of Hotel101 Global as of December 31, 2024 and the historical audited balance sheet of JVSPAC as of December 31, 2024. HBNB was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2024(1)
(In USD and in thousands, except share and per share amounts)

	Hotel101 Global (IFRS)	JVSPAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
Rental income	$30	$—	$—	$—		$30
Real estate sales	5,908	—	—	—		5,908
Total sales	5,938	—	—	—		5,938
Cost of real estate sales	(3,364)	—	—	—		(3,364)
Gross margin	2,574	—	—	—		2,574
Operating expenses	(7,416)	—	(806)	3	BB	(56,997)
				(31,032)	DD
				(15,562)	EE
				(2,184)	FF
Operating and formation costs	—	(806)	806	—		—
Results from operating activities	(4,842)	(806)	—	(48,775)		(54,423)
Finance income	27	—	—	—		27
Finance costs	(1,639)	—	—	—		(1,639)
Equity in net income of an associate	—	—	—	1,569	CC	1,569
Interest income – Trust	—	2,770	—	(2,770)	AA	—
Interest income – Bank	—	38	—	—		38
(Loss) income before tax	(6,454)	2,002	—	(49,976)		(54,428)
Tax credit	—	—	—	—		—
(Loss) income	$(6,454)	$2,002	$—	$(49,976)		$(54,428)

Basic and diluted loss per share	$(1.23)

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption		$0.61

Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.69)

Pro forma weighted average number of shares outstanding – basic and diluted(2)						234,152,398

Pro forma loss per share – basic and diluted						$(0.23)

(1)	The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2024 combines the historical audited statement of profit or loss of Hotel101 Global for the year ended December 31, 2024 and the historical audited statement of operations of JVSPAC for the year ended December 31, 2024. HBNB was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.

(2)	Please refer to Note 6 — Net Loss per Share for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that JVSPAC will experience. Hotel101 Global and JVSPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. JVSPAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

JVSPAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2. See Note 3 — Accounting for the Business Combination for more details.

HBNB and Merger Subs were incorporated for the sole purpose of effectuating the merger. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

The historical financial statements of Hotel101 Global has been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of JVSPAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Hotel101 Global. One adjustment required to convert JVSPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify JVSPAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align JVSPAC’s historical financial information in accordance with the presentation of Hotel101 Global’s historical financial information.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management performed a comprehensive review of the entity’s accounting policies. As a result of the review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2 — Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, JVSPAC was treated as the “acquired” company for financial reporting purposes, and Hotel101 Global was the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Hotel101 Global’s then-current shareholders hold a majority of the voting power of the combined company post Business Combination;

●	Hotel101 Global’s operations substantially comprise the ongoing operations of the combined company;

●	Hotel101 Global is the larger entity in terms of substantive operations and employee base; and

●	Hotel101 Global’s senior management comprises the senior management of the combined company.

Another determining factor was that JVSPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination was accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of JVSPAC were stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to JVSPAC over the fair value of JVSPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and was expensed as incurred.

Note 3 — IFRS Conversion and Presentation Alignment

The historical financial information of JVSPAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert JVSPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify JVSPAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require JVSPAC to redeem the ordinary shares and JVSPAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align JVSPAC’s historical financial information in accordance with the presentation of Hotel101 Global’s historical financial information.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2024

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of December 31, 2024 are as follows:

A.	Reflects the deposit of $1.2 million into the Trust Account to extend the Combination Period and the accretion to JVSPAC Class A ordinary shares subject to possible redemption.

B.	Reflects the redemption of 5,641,352 JVSPAC Class A ordinary shares for aggregate redemption payments of $61.5 million at a redemption price of approximately $10.90 per share in June 2025.

C.	Reflects the interest income earned in the Trust Account subsequent to December 31, 2024.

D.	Reflects the liquidation and reclassification of $1.2 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

E.	Represents transaction costs incurred by JVSPAC and Hotel101 Global of $2.3 million and $6.6 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the JVSPAC Transaction Costs, $0.5 million of these fees have been paid and $0.1 million of these fees have been accrued as of the pro forma statement of financial position date. $0.8 million payment to D&O insurance is reflected as prepayment on the pro forma statement of financial position. The remaining amount of $0.9 million is reflected as an adjustment to accumulated deficit.

For the Hotel101 Global Transaction Costs, $2.7 million of these fees have been paid as of the pro forma statement of financial position date. The remaining amount of $3.9 million is included as an adjustment to additional paid-in capital.

F.	Represents the transfer of 40% of the total issued share capital of HOA from DoubleDragon to Hotel101 Global (the “HOA Share Transfer”) in exchange for issuance of 1,987,239 Hotel101 Global Shares. The investment costs of $14.5 million was based on the equivalent book value of the latest available audited financial statements of HOA.

G.	Reflects the issuance of 195,500,000 HBNB Class A Ordinary Shares to DDPC, Hotel101 Worldwide and DoubleDragon at par value of $0.0001 per share.

H.	Represents the issuance of 34,500,000 HBNB Class A Ordinary Shares to Key Executives at par value of $0.0001 per share. 34,499,200 Key Executive Shares shall either (i) vest based on the Vesting Schedule or (ii) are subject to lock-up restrictions based on the same schedule. They may be cancelled or repurchased by HBNB if a Key Executive leaves HBNB prior to expiry of the vesting or lock-up period. The fair value of shares issued was based on a market price of $3.64 per share as of June 30, 2025.

I.	Represents the issuance of 600,000 HBNB Class A Ordinary Shares as compensation to Merdeka at par value of $0.0001 per share upon the closing for services rendered. The fair value of shares issued was based on a market price of $3.64 per share as of June 30, 2025.

J.	Represents the elimination of JVSPAC’s historical accumulated losses after recording the accretion as described in (A) above, the transaction costs incurred by JVSPAC as described in (E) above, and the compensation as described in (I) above.

K.	Reflects the reclassification of 108,648 shares of JVSPAC Class A ordinary shares subject to possible redemption to permanent equity.

L.	Reflects the exchange of 607,398 JVSPAC Class A Ordinary Shares and 1,437,500 JVSPAC Class B Ordinary Share into the same number of HBNB Class A Ordinary Shares with a par value of $0.0001.

M.	Reflects the issuance of 1,437,500 HBNB Class A Ordinary Shares to the holders of JVSPAC Public Rights and 60,000 HBNB Class A Ordinary Shares to the holders of JVSPAC Private Rights at a par value of $0.0001.

N.	Represents the expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by HBNB and the fair value of JVSPAC’s identifiable net assets at the date of the Business Combination, resulting in a $15.6 million increase to accumulated loss. The fair value of shares issued was based on a market price of $3.64 per share as of June 30, 2025.

	Shares	(in 000s)
JVSPAC shareholders of Class A Ordinary Shares	2,104,898
JVSPAC shareholders of Class B Ordinary Shares	1,437,500
Merdeka	600,000
	4,142,398
Deemed costs of shares to be issued to JVSPAC shareholders		$15,078
Net assets of JVSPAC as of December 31, 2024		598
Less: JVSPAC Transaction Costs		(932)
Less: Accretion to JVSPAC Class A ordinary shares subject to possible redemption		(1,150)
Add: Reclassification of shares subject to redemption to equity		1,000
Adjusted net assets of JVSPAC as of December 31, 2024		(484)
Difference – being IFRS 2 charge for listing services		$15,562

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statements Of Profit or Loss for the Year Ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2024 are as follows:

AA.	Reflect the elimination of interest income generated from the investments held in Trust Account.

BB.	Reflect the elimination of directors compensation that will be ceased paying upon closing of the Business Combination.

CC.	Represents the recognition of investment income on HOA as if the transfer of 40% stake in HOA had occurred on January 1, 2024.

DD.	Represents the issuance of 34,500,000 HBNB Class A Ordinary Shares to Key Executives at par value of $0.0001 per share. 34,499,200 Key Executive Shares shall either (i) vest based on the Vesting Schedule or (ii) are subject to lock-up restrictions based on the same schedule. They may be cancelled or repurchased by HBNB if a Key Executive leaves HBNB prior to expiry of the vesting or lock-up period. The fair value of shares issued was based on a market price of $3.64 per share as of June 30, 2025.

Management applies an accelerated attribution model for calculating expenses for its graded Vesting Schedule. The following table lists the number of shares issued and the expense recognized for each tranche under such model:

Tranche	Period	Issuance of Shares	Cumulative expense	Period Expense
First	0 – 18 month	1,725,000	$46,547,628	$46,547,628
Second	19 – 30 month	3,450,000	$73,467,210	$26,919,582
Third	31 – 42 month	5,175,000	$95,452,188	$21,984,978
Fourth	43 – 54 month	6,900,000	$112,150,091	$16,697,903
Fifth	55 – 66 month	17,250,000	$123,365,100	$11,215,009
		34,500,000		$123,365,100

Management recognized 12 of the first tranche of 18-month expense for the year ended December 31, 2024, which is approximately $31.0 million.

EE.	Represents the expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by HBNB over the fair value of JVSPAC’s identifiable net assets at the date of the Business Combination.

FF.	Represents the issuance of 600,000 HBNB Class A Ordinary Shares as compensation to Merdeka at par value of $0.0001 per share upon the closing for services rendered. The fair value of shares issued was based on a market price of $3.64 per share as of June 30, 2025.

Note 6 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions by JVSPAC Public Shareholders of shares of JVSPAC Class A ordinary shares for the year ended December 31, 2024:

(in thousands, except share and per share data)	Year Ended December 31, 2024
Net loss	$(54,428)
Weighted average shares outstanding of ordinary shares	234,152,398
Net loss per share, basic and diluted	$(0.23)